Exhibit (a)(5)(H)
For Immediate Release
November 29, 2007
SAP France Obtains All Regulatory Approvals in Connection
With the Business Objects Tender Offer
     WALLDORF – November 29, 2007 – SAP AG (NYSE: SAP) today announced that the Company has obtained all regulatory approvals upon which SAP France SA’s tender offers filed in France and to be filed in the U.S. for Business Objects securities were subject to.
     The offers will remain subject to the condition that the Business Objects securities tendered in the offer represent at least 50.01% of Business Objects voting rights, on a fully diluted basis, as described in the offer documents.
     Prior to the opening of the offers, the French stock exchange authority (Autorité des marchés financier, AMF) and Euronext Paris will respectively publish a notice announcing the opening date and a notice announcing the timetable for the French offer. An indicative timetable for the offers is given below:

Date	Event

December 4, 2007	Commencement of the French and U.S. offers

January 10, 2007	Closing of the French offer

January 15, 2008	Closing of the U.S. offer and publication of the final results of the French and U.S. offers

January 18, 2008	Settlement and delivery of the U.S. offer

January 23, 2008	Settlement and delivery of the French offer

SAP France Obtains All Regulatory Approvals in Connection With the Business Objects Tender Offer Page 2
     On November 6, 2007, the Company obtained the relevant approvals by the U.S. antitrust authorities and on November 27, 2007, by the European antitrust authorities respectively. On November 22, 2007, the Company obtained the authorization of the French Ministry of Finance in relation to foreign investments, and on November 27, 2007, the clearance of the French stock exchange authority AMF.
     Pursuant to the provisions of 232-4 of the General Regulations of the AMF and Rule 14d-11 under the Securities Exchange Act of 1934, the French and U.S. offers will be automatically reopened on the trading day following publication of the final results if there is a positive outcome. If the offers are reopened, the terms of the reopened offers will be identical to the terms of the offers. In such case, the AMF will publish the timetable for the reopening of the French offer, which will last in principle at least ten trading days.
     The tender offer prospectus (note d’information) cleared by the AMF is available for consultation on the website of the AMF (www.amf-france.org) and on SAP’s website (www.sap.com), and may be obtained free of charge from:

SAP France	Deutsche Bank AG

La Défense Plaza,	Succursale de Paris

23-25 rue Delarivière Lefoullon	3, av. de Friedland

La Défense 9	75008 Paris

92064 Paris La Défense Cedex
     The tender offer for the outstanding ordinary shares, the Convertible Bonds and the warrants of Business Objects has not yet commenced. This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Business Objects securities. The solicitation and the offer to buy ordinary shares of Business Objects, the Convertible Bonds and the warrants will be made only pursuant to an offer to purchase and related materials that SAP France SA has filed with the AMF on the note d’information and intends to file with the SEC on Schedule TO. Business Objects also filed a note d’information en réponse and intends to file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer.

SAP France Obtains All Regulatory Approvals in Connection With the Business Objects Tender Offer Page 3
     Business Objects stockholders and other investors should read the Tender Offer Statement on Schedule TO, the Schedule 14D-9 as well as the Note d’Information and the Note en Réponse carefully because these documents contain important information, including the terms and conditions of the tender offer.
     Stockholders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the tender offer.
About SAP
SAP is the world’s leading provider of business software*. More than 43,400 customers in more than 120 countries run SAP® applications—from distinct solutions addressing the needs of small and midsize enterprises to suite offerings for global organizations. Powered by the SAP NetWeaver® platform to drive innovation and enable business change, SAP software helps enterprises of all sizes around the world improve customer relationships, enhance partner collaboration and create efficiencies across their supply chains and business operations. SAP solution portfolios support the unique business processes of more than 25 industries, including high tech, retail, financial services, healthcare and the public sector. With subsidiaries in more than 50 countries, the company is listed on several exchanges, including the Frankfurt stock exchange and NYSE under the symbol “SAP.” (Additional information at <http://www.sap.com>)

(*) SAP defines business software as comprising enterprise resource planning and related applications such as supply chain management, customer relationship management, product life-cycle management and supplier relationship management.
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Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to SAP are intended to identify such forward-looking statements. SAP undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations The factors that could affect SAP’s future financial results are discussed more fully in SAP’s filings with the U.S. Securities and Exchange Commission (“SEC”), including SAP’s most recent Annual Report on Form 20-F filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.
Copyright © 2007 SAP AG. All rights reserved.
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For more information, press only:
Christoph Liedtke, +49 6227 7-50383, christoph.liedtke@sap.com, CET
Frank Hartmann, +49 (6227) 7-42548, f.hartmann@sap.com, CET
Andy Kendzie, +1 202 312-3919, andy.kendzie@sap.com, EST
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